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                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )

Filed by the Registrant / /
Filed by a Party other than the Registrant /X/
Check the appropriate box:
/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

        Capital Realty Investors Tax Exempt Fund Limited Partnership and Capital Realty Investors Tax Exempt Fund III Limited Partnership
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                (Name of Registrant as Specified in its Charter)

                    Dominium Tax Exempt Fund L.L.P.
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                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ /  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

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     2)   Aggregate number of securities to which transaction applies:

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     3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4)   Proposed maximum aggregate value of transaction:

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     5)   Total fee paid:

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/ /  Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
          $32,461
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     2)   Form, Schedule or Registration Statement No.:
          Schedule 14A
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     3)   Filing Party:
          Capital Realty Investors Tax Exempt Fund Limited Partnership and Capital Realty Investors Tax Exempt Fund III Limited Partnership
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     4)   Date Filed:
          March 18, 1996 and September 3, 1996
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

                         DOMINIUM TAX EXEMPT FUND L.L.P.
                                2915 NIAGARA LANE
                           PLYMOUTH, MINNESOTA  55447


                          THE BAC HOLDERS HAVE SPOKEN!
              WILL THE GENERAL PARTNERS ACT IN YOUR INTERESTS NOW!


                                                                October 31, 1996

Dear Fellow BAC Holder:

The General Partners of the CRITEF Partnerships would like to think that you are merely "confused." We think you have spoken up loud and clear -- AND THEY JUST DON'T WANT TO HEAR IT. APPROXIMATELY 87% OF THE VOTES WE RECEIVED FROM YOU THROUGH OCTOBER 29, 1996 HAVE BEEN VOTED AGAINST THE PROPOSED MERGERS.

Their response? They have postponed the meetings originally scheduled for October 29 to November 8, 1996, since the CAPREIT merger proposals did not receive the required approval of a majority of the BACs.

We believe BAC Holders did not approve the proposed mergers because they are tired of their interests being ignored. We believe the message will only get clearer: the General Partners must maximize value for all BAC Holders, large and small.

We have been in discussions with CAPREIT concerning a possible increase in the price offered to BAC Holders and we believe that an increase in the price being offered is likely. We will be reviewing any proposals carefully and recommend that you reinforce your message to the General Partners that they need to maximize value to the BAC Holders by voting against the CAPREIT merger proposals. If you have previously voted in favor of the mergers, now is the time to reconsider that vote. We will keep you advised of developments.

We urge you to continue to demand -- with a vote AGAINST the CAPREIT merger proposals -- that your General Partners consider your interests, not just their own.

Don't be swayed by the false and misleading information put forth by the General Partners in their latest communication to you. Don't let the General Partners distortions and misrepresentations hide the true facts. They have had over a month in order to obtain the requisite vote of BAC Holders to approve the proposed merger and have been unsuccessful due to the fact that this deal does not maximize value. The BAC Holders are clearly not supporting the transaction. It is now time for the General Partners to take into consideration the interests of all BAC Holders and take action to obtain the highest possible value.

 TELL THE GENERAL PARTNERS THAT YOU ARE NOT CONFUSED AND YOU ARE NOT GOING TO GO
                                      AWAY.

   TELL THEM AS MANY TIMES AS THEY NEED TO HEAR IT THAT THEY MUST CONSIDER THE INTERESTS OF ALL BAC HOLDERS! PLEASE SIGN, DATE AND RETURN THE ENCLOSED BLUE
       PROXY CARD TODAY WITH A VOTE AGAINST THE CAPREIT MERGER PROPOSALS.

If you have any questions about the last-minute voting of your shares, please call Georgeson & Company Inc., who is assisting us in our solicitation, toll-free at 1-800-223-2064.

Sincerely

Dominium Tax Exempt Fund L.L.P.

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       If your Beneficial Assignee Certificates are held in the name of a bank or brokerage firm, only that firm can execute a proxy card on your behalf.  Please contact the person responsible for your account and give instructions for a BLUE proxy card to be voted
                      AGAINST the CAPREIT Merger proposals.

         If you have any questions or need assistance in the last-minute voting of your shares, please contact the firm assisting us in the solicitation of proxies:

                            GEORGESON & COMPANY INC.
                                WALL STREET PLAZA
                            NEW YORK, NEW YORK  10005

                           TOLL FREE:  1-800-223-2064
                      BANKS AND BROKERS CALL:  212-440-9800

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